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                                                                  Exhibit 21.1



                          Subsidiaries of the Registrant
                          ------------------------------


SEEC Europe Ltd.          (a private limited company organized under
                           the laws of England and Wales)


SEEC Holdings, Inc.       (a wholly-owned subsidiary of the registrant
                           incorporated under the laws of the State of Delaware)